Exhibit 5.1

[LATHAM & WATKINS LLP LETTERHEAD]

August 9, 2004

Avery Dennison Corporation

150 North Orange Grove Boulevard

Pasadena, California 91103

Re:	$150,000,000 Aggregate Offering Price of Notes due 2007 of Avery Dennison Corporation

Ladies and Gentlemen:

We have acted as special counsel to Avery Dennison Corporation, a Delaware corporation (the “Company”), in connection with the sale by the Company of $150,000,000 aggregate principal amount of Notes due 2007 (the “Notes”) to be issued under the Indenture dated as of July 3, 2001, between the Company and J.P. Morgan Trust Company, National Association (successor to Chase Manhattan Bank and Trust Company, National Association), as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated August 9, 2004, between the Company and the Trustee (as supplemented, the “Indenture”), pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on July 3, 2001 (File No. 333-64558) (the “Registration Statement”), a Prospectus dated July 12, 2001, as supplemented by a Prospectus Supplement dated August 5, 2004 filed with the Commission pursuant to Rule 424(b) under the Act (together, the “Prospectus”), and an underwriting agreement dated as of August 5, 2004 between Goldman, Sachs & Co. and J.P. Morgan Securities Inc. (the “Underwriters”), and the Company (the “Underwriting Agreement”), as supplemented by a pricing agreement dated as of August 5, 2004 (the “Pricing Agreement”).

In our capacity as your special counsel, we are familiar with the proceedings taken by the Company in connection with the authorization of the Indenture and the Notes, and the issuance of the Notes. In addition, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.

We are opining herein as to the effect on the subject transaction only of the internal laws of the State of New York and the Delaware General Corporation Law (the “DGCL”), and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of the DGCL, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof:

(1) The Indenture has been duly authorized by all necessary corporate action of the Company, has been duly executed and delivered by the Company, and is a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(2) The Notes have been duly authorized by all necessary corporate action of the Company, and when executed, issued, authenticated and delivered by or on behalf of the Company against payment therefor in accordance with the Indenture in the manner contemplated by the Registration Statement, will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinions rendered in paragraphs 1 and 2 above relating to the enforceability of the Indenture and the Notes are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought; (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion concerning the enforceability of (a) the waiver of rights or defenses contained in Section 515 of the Indenture or (b) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy.

With your consent, we have assumed (a) that each of the Indenture and the Notes (collectively, the “Documents”) have been duly authorized, executed and delivered by, and constitute legally valid and binding obligations of, the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms, and (b) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities, provided that we make no such assumption to the extent we have specifically opined as to such matters with respect to the Company herein.

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Legal Matters.”

Very truly yours,

/s/ Latham & Watkins LLP

LATHAM & WATKINS LLP